Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of Underlying Funds Trust:

In planning and performing our audits of the financial statements of Convertible Bond Arbitrage-1 Portfolio, Deep Value Hedged Income-1 Portfolio, Distressed Securities and Special Situations-1 Portfolio, Equity Options Overlay-1 Portfolio, Fixed Income Arbitrage-1 Portfolio, Global Hedged Income-1 Portfolio, Long/Short Equity – Deep Discount Value-1 Portfolio, Long/Short Equity –Earnings Revision-1 Portfolio, Long/Short Equity – Global-1 Portfolio, Long/Short Equity – Growth-1 Portfolio, Long/Short Equity –Healthcare/Biotech-1 Portfolio, Long/Short Equity – International-1 Portfolio, Long/Short Equity – Momentum-1 Portfolio, Long/Short Equity – REIT-1 Portfolio, and Merger Arbitrage-1 Portfolio (“the Funds”) as of and for the year ended December 31, 2007, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds’ internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds’ internal control over financial reporting. Accordingly, we express no such opinion.

Management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S.generally accepted accounting principles. A fund’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the funds are being made only in accordance with authorizations of management and directors of the fund; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.  A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds’ annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds’ internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted the following control deficiency involving internal control over financial reporting and its operation that we consider to be a material weakness as defined above at December 31, 2007.  This control deficiency, which is discussed in the following paragraph, caused us to reevaluate the nature, timing, and extent of procedures performed in our audit of the financial statements for the year ended December 31, 2007 and this report does not affect our report on the financial statements of the Funds dated February 29, 2008.

The Funds’ policies and procedures related to broker priced securities and other securities considered valued in good faith were not effective.  There was insufficient oversight related to the frequency and timeliness of the broker prices obtained and the input accuracy of such prices into the books and records of the Funds.  For other securities valued in good faith, there was a lack of documentation to demonstrate the valuation of such securities was monitored on a timely basis.  As required by Form N-SAR sub-item 77B, Management’s proposed corrective actions are discussed below.

Management’s Response:
Management agrees with the assessment of the Independent Registered Public Accounting Firm.   During 2007, we experienced a significant increase in the complexity of valuation for a number of security types. We have taken immediate steps to correct this deficiency in our internal control.  The Funds have adopted revised and enhanced valuation procedures which were approved by the Funds’ Board of Trustees on February 26, 2007. Management has also analyzed the impact of the noted deficiencies and has determined that they did not result in a material adjustment to the 2007 financial statements.

This report is intended solely for the information and use of management and the Board of Trustees of Underlying Funds Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

KPMG LLP
Milwaukee, Wisconsin
February 29, 2008